Exhibit 15.3

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-224249 and No. 333-249085) of our report dated April 10, 2026 relating to the financial statements of High Templar Tech Limited (the “Company”, formerly known as “Qudian Inc.”) and the effectiveness of internal control over financial reporting of the Company appearing in this Annual Report on Form 20-F for the year ended December 31, 2025.

/s/ Marcum Asia CPAs LLP

New York, New York

April 10, 2026